Exhibit 14.1

August 20, 2007

TRANSOMA MEDICAL, INC.

CODE OF CONDUCT AND BUSINESS ETHICS

Transoma Medical, Inc. is committed to upholding practices that are of the highest quality and that encompass the spirit of our corporate purpose and values. Our reputation for ethical and legal behavior is one our most valuable assets. We are all responsible for safeguarding this important asset.

It is not possible to develop a detailed set of rules, policies or procedures to guide ethical behavior in all circumstances. The best guidelines are individual integrity, common sense and compliance with the law. This Code of Conduct and Business Ethics provides a basic guide to assist employees, officers and directors in understanding their responsibilities.

This Code applies to each of our employees, officers and directors. Managers and supervisors are responsible for the communication and enforcement of this Code of Conduct and Business Ethics among persons reporting to them. In addition to this Code, Transoma Medical’s Chief Executive Officer, Chief Financial Officer, Controller, and certain other designated employees are also subject to Transoma Medical’s Code of Ethics for Senior Financial Management.

Transoma Medical’s Statement of Purpose

To improve health and quality of life by applying technology to medicine.

Transoma Medical’s Corporate Values

We have a responsibility to society to provide unique products and vital services that consistently meet high standards.

We serve an important purpose in our world because we believe that no one provides products as good as ours and services these products as well as we do. We stay in close communications with our customers in order to thoroughly understand their expectations and needs and how we can best fulfill them. We seek to anticipate marketplace changes and respond to them with innovative products and ideas. We are committed to applying science and engineering to the needs of humanity.

We continually strive to improve product quality, performance, and value.

A distinguishing characteristic of a great company is that it doesn’t stop trying to change, improve, or do new things. A great company never arrives nor believes it is good enough; it celebrates its successes but only as brief stopping points along a never completed journey. To this end, we encourage employees to take calculated risks and try new things.

Our future rests with our employees; we encourage teamwork, entrepreneurship, creativity, fun, trust, and hard work.

People are our greatest resource. Employees are given clear expectations of performance and conduct and we strive to provide adequate training, fair compensation, meaningful recognition and rewards for outstanding performance. We value each person’s contribution to the success of the organization and create an atmosphere where open communications and a sense of ownership thrive. We also value mutual commitment where each employee views the problems of others as his/her own and takes action with a sense of urgency.

We have a responsibility to our community, as citizens, to conform to high standards of ethical behavior.

We must be a good citizen. We share our success and resources with our community and adhere to socially responsible business practices.

We balance the needs of our employees, customers, distributors, shareholders, suppliers, and society, as we manage the company for long-term prosperity.

We treat each stakeholder as individuals with equal respect and dignity and we strive not to allow any single group or individual to benefit in a manner that is detrimental to this objective.

General Conduct

We expect that all employees, officers and directors will, as applicable:

•                  Act honestly and ethically in the performance of their duties at Transoma Medical.

•                  Deal fairly with Transoma Medical’s customers, suppliers and employees.

•                  Maintain the integrity of Transoma Medical’s financial and other records. Transoma Medical’s records are the basis for information to management, directors, shareholders and governmental entities, and must be maintained accurately and fairly to assure compliance with laws, regulations, and Transoma Medical’s own ethical and quality standards.

•                  Avoid the exchange of any significant gifts with customers, suppliers or business partners.

•                  Avoid any actual and apparent conflicts of interest between personal and professional relationships. A “conflict of interest” exists when an individual’s private interests interfere or conflict in any way (or even appear to interfere or conflict) with the interests of Transoma Medical.

•                  Promptly bring to the attention of the Chief Executive Officer or Chief Financial Officer, or contact Transoma Medical’s anonymous reporting hotline (see below), regarding any noncompliance with all laws, rules and regulations of national, state and local governments and related regulatory agencies that affect or may affect the conduct of Transoma Medical’s business.

•                  Make no bribes, kickbacks, or other payments in any form, that illegally benefit customers, government employees or officials, or others. This includes not only direct payments, but also indirect payments made in any form through consultants, distributors or other third parties.

•                  Promptly bring to the attention of the Chief Executive Officer or Chief Financial Officer, or contact Transoma Medical’s anonymous reporting hotline (see below), regarding any information concerning:

•                  significant deficiencies in the design or operation of internal controls which could adversely affect Transoma Medical’s ability to record, process, summarize, and report financial data; or

•                  any fraud, whether or not material, that involves management or other employees who have a significant role in Transoma Medical’s financial reporting disclosures or internal controls.

•                  Act in good faith, responsibly, with due care, competence and diligence, without misrepresenting material facts or allowing independent judgment to be subordinated.

•                  Respect the confidentiality of information acquired in the course of work, except when authorized or otherwise legally obligated to disclose such information. Do not use such confidential information for personal advantage.

•                  Proactively promote ethical behavior among peers and colleagues at Transoma Medical and in the community.

•                  Carry out assignments in a manner that is consistent with producing products of the highest quality and safety.

•                  Maintain a pro-active, cooperative attitude toward issues of safety throughout Transoma Medical.

•                  Support a workplace that is committed to being free from discrimination and harassment of any kind.

•                  Responsibly use and exert control over all Transoma Medical assets and resources.

•                  Adhere to and promote this Code of Conduct and Business Ethics.

Additional details regarding certain of the above policies are set forth below.

Compliance With Laws, Rules, Regulations and Policies

Obeying the letter and the spirit of all laws, rules, regulations and policies is the foundation of ethical business practices at Transoma Medical. This includes all national, state, county, municipality, laws, rules, and regulations governing our business.

We do not expect that all Transoma Medical personnel will be familiar with all laws, rules and regulations; we do, however, expect that all such individuals will recognize when they need to seek advice from supervisors, managers, or other appropriate personnel and, at all such times, to obtain such advice.

Confidentiality

The materials, designs, plans, ideas, and data of this organization are the property of Transoma Medical and should never be given to an outside entity or individual except through normal channels and with appropriate authorization. The protection of confidential business information and trade secrets is vital to the interest and the success of Transoma Medical. Additionally, serious problems could be caused for Transoma Medical by unauthorized disclosure of internal information. Transoma Medical personnel should not discuss internal business matters with anyone outside Transoma Medical (including family members), except as required in the performance of regular corporate duties.

Conflicts of Interest and Gifts

An actual or potential conflict of interest occurs when an individual is in a position to influence a decision that may result in a personal gain for the individual, an affiliated entity, or for a relative or other acquaintance as a result of Transoma Medical’s business dealings. For the purposes of this policy, a relative is any person who is related by blood or marriage. If an individual has any influence on transactions involving purchases, contracts or leases, it is imperative that he or she disclose the existence of any actual or potential conflict of interest so that safeguards can be established to protect all parties.

Transoma Medical personnel are prohibited from exchanging any gift or series of gifts valued in excess of $100 (and such gifts cannot, in any case, be in the form of cash or cash equivalents, e.g., gift certificates) with customers, suppliers or business partners. Gifts should not be intended to or appear to influence decisions, but rather constitute common courtesies (e.g., holiday gifts, condolences, promotional materials, etc).

Competition and Fair Dealing

Transoma Medical seeks to outperform our competition fairly and honestly. We seek competitive advantages through superior performance by our employees, never through unethical or illegal business practices. Stealing proprietary information, possessing trade secrets without the owner’s consent, or inducing such disclosures by past or present employees of other companies is prohibited. All employees should endeavor to respect the rights of and deal fairly with Transoma Medical’s customers, suppliers, competitors, and employees. No employee should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other intentional unfair-dealing practice.

To maintain Transoma Medical’s valuable reputation, compliance with our quality processes and safety requirements is essential. In the context of ethics, quality requires that our operations services be designed to meet our obligations. All operations must be conducted in accordance with all applicable laws, rules, and regulations. Compliance with all governing regulatory agencies should be given priority over the opportunity to profit or gain competitive advantage.

Financial Reporting and Record Keeping

Transoma Medical requires honest and accurate recording and reporting in order to make responsible business decisions. All of Transoma Medical’s books, records, accounts, and financial statements must be maintained in reasonable detail, must appropriately reflect Transoma Medical’s transactions and must conform both to applicable legal requirements and to Transoma Medical’s system of internal controls. Records should always be retained according to regulation and Transoma Medical’s record retention policies.

Protection and Proper Use of Company Assets

All employees should endeavor to protect Transoma Medical’s assets and ensure their efficient use. Theft, carelessness, and waste have a direct impact on Transoma Medical’s profitability. Any suspected incident of fraud or theft should be immediately reported for investigation. Transoma Medical equipment should not be used for non-Transoma Medical business, though incidental personal use may be permitted.

The obligation of employees to protect Transoma Medical’s assets includes its proprietary information. Proprietary information includes intellectual property such as trade secrets, patents, trademarks, and copyrights, as well as business, marketing and service plans, databases, records, salary information and any unpublished financial data and reports. Unauthorized use or distribution of this information would violate this policy. It could also be illegal and result in civil or even criminal penalties.

Waivers of this Code of Ethics/Conduct

Any waiver of this Code for executive officers and directors may be made only by the Board of Directors and will be promptly disclosed if and as required by law or applicable stock exchange or market regulations.

Reporting any Illegal or Unethical Behavior

Any person who has information concerning any actual or contemplated conduct which he or she reasonably believes may constitute a violation of this Code shall promptly bring such information to the attention of Transoma Medical’s Chief Executive Officer or Chief Financial Officer.

Alternatively, Transoma Medical has established a hotline whereby employees and others may report their concerns and receive input while being assured of anonymity. For more information regarding the hotline, refer to http://www.lighthouse-services.com/. Concerns can be submitted through this website as well; the user name is “transomamedical” and the password is “password.”  Concerns can also be submitted by calling 1 (800) 398-1496 (for English speaking persons) or 1 (800) 216-1288 (for Spanish speaking persons).

If contacted directly, Transoma Medical will protect a reporting person’s confidentiality as much as is reasonably possible, given the need to properly address all compliance issues, and Transoma Medical will not retaliate against any individual for reporting a concern in good faith. If the matter is brought to the attention of Transoma Medical’s Chief Executive Officer or Chief Financial Officer and such person determines that a conflict of interest exists, the matter will be referred to the Audit Committee of Transoma Medical’s Board of Directors for resolution.

Investigation and Enforcement

Transoma Medical expects all of its employees, officers and directors to comply at all times with the principles in this Code of Conduct and Business Ethics.

Upon receipt of a reported violation of this Code, Transoma Medical will investigate the report and will involve agencies and resources outside the company when determined to be advisable or necessary. In conducting an investigation, Transoma Medical will seek to respect the rights of all involved parties, and will keep such investigation confidential to the extent consistent with its legal obligations and the need for a thorough investigation and response.

To the extent investigation reveals that a violation of this Code of Conduct and Business Ethics has occurred, the violation will be dealt with promptly and will be grounds for disciplinary action up to and including discharge or termination of service and reporting the facts to appropriate law enforcement agencies. Such disciplinary actions shall be reasonably designed to deter wrongdoing and to promote accountability for adherence to this Code of Conduct and Business Ethics.

ACKNOWLEDGED AND AGREED

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